Exhibit 10.2

CHANGE IN TERMS AGREEMENT

This Change in Terms Agreement (“Agreement”) is entered into as of February 28, 2005, between Deere Credit, Inc., a Delaware corporation (“Deere”) and FCStone L.L.C., West Des Moines, Iowa 50266, an Iowa corporation (the “Borrower”).

Whereas, Deere is currently providing Borrower an Amended and Restate Unsecured Revolving Operating Facility (“Loan”) in the amount of $39,500,000 as governed by a Master Loan Agreement, dated February 15, 2001 as amended by the Change in Terms Agreement to Master Loan Agreement dated March 15, 2002 and evidenced by an Amended and Restate Unsecured Revolving Operating Note (“Note”) in the amount of $40,000,000, dated March 15, 2002, and

Whereas, the Borrower requested modifications to the Loan granted by Deere including the request for a decrease of $500,000 in the amount of the Loan and Deere approved the requested decrease making a total amended Loan of $39,500,000, as reflected in a certain Change in Terms Agreement dated June 28, 2004, which decreased the amount of the Note to $39,500,000, and

Whereas, the Borrower requested modifications to the Loan granted by Deere including the request for a decrease of $500,000 in the amount of the Loan and Deere approved the requested decrease making a total amended Loan of $39,000,000, as reflected in a certain Change in Terms Agreement dated July 9, 2004, which decreased the amount of the Note to $39,000,000, and

Whereas, the Borrower requested modifications to the Loan granted by Deere including the request for a decrease of $250,000 in the amount of the Loan and Deere approved the requested decrease making a total amended Loan of $38,750,000, as reflected in a certain Change in Terms Agreement dated July 9, 2004, which decreased the amount of the Note to $38,750,000, and

Whereas, the Borrower requested modifications to the Loan granted by Deere including the request for an increase of $250,000 in the amount of the Loan and Deere approved the requested increase making a total amended Loan of $40,750,000, and renewal of the commitment, now

Therefore, this Change in Terms Agreement provides the following:

1. The amount of the Loan will be increased by the amount of $2,000,000 making a total Loan of $40,750,000 and the amount of the Note shall be increased to $40,750,000 wherein the principal paragraph of said Note shall be amended to read as follows:

FOR VALUE RECEIVED, FC STONE, L.L.C., an Iowa corporation, of West Des Moines, Iowa (the “Borrower”), promises to pay to the order of Deere Credit, Inc., a Delaware corporation (the “Lender”), at Lender’s office at such place as Lender may designate in writing, the principal sum of Forty Million Seven Hundred Fifty Thousand and 00/100 DOLLARS ($40,750,000.00), together with interest as provided in this Note, all in lawful money of the United States of America.

2. The Due Date shall be extended to March 1, 2006.

Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first shown above.

Deere Credit, Inc.		FC Stone L.L.C.

By:	/s/ Brent D. Johnson	By:	/s/ Robert V. Johnson
Title:	Portfolio Manager	Title:	Exec. V.P and CFO